FORM 4

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940

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(Print or Type Responses)
1. Name and Address of Reporting Person* KEANE KEVIN T.	2. Issuer Name and Ticker or Trading Symbol ASTRONICS CORPORATION (ATRO)						6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
							X	Director	10% Owner
							X	Officer (give title below)	Other (specify below)
Chairman
(Last) (First) (Middle) 1801 Elmwood Avenue	3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)		4. Statement for Month/Day/Year January 27, 2003				7. Individual or Joint/Group Filing (Check Applicable Line)
			5. If Amendment, Date of Original (Month/Day/Year)				X	Form filed by One Reporting Person
(Street) Buffalo, NY 14207								Form filed by More than One Reporting Person
(City) (State) (Zip)	Table I — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
1. Title of Security (Instr. 3)	2. Trans- action Date (Month/ Day/ Year)	2A. Deemed Execution Date, if any (Month/ Day/ Year)	3. Trans- action Code (Instr.8)		4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5. Amount of Securities Beneficially Owned Following Reported Transaction(s) (Instr. 3 and 4)	6. Owner- ship Form: Direct (D) or Indirect (I) (Instr. 4)	7. Nature of Indirect Beneficial Owner- ship (Instr. 4)
			Code	V	Amount	(A) or (D)	Price

$.01 Par Value Common Stock								259,491	D
$.01 Par Value Class B Stock								486,473	D

$01 Par Value Common Stock								58,879	I	*By Spouse
$.01 Par Value Class B Stock								24,828	I	*By Spouse

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*	If the form is filed by more than one reporting person, see Instruction 4(b)(v).
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FORM 4 (continued)	Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
1. Title of Derivative Security (Instr. 3)	2. Conver- sion or Exercise Price of Deri- vative Security	3. Trans- action Date (Month/ Day/ Year)	3A. Deemed Execution Date, if any (Month/ Day/ Year)	4. Trans- action Code (Instr.8)		5. Number of Deriv- ative Securities Ac- quired (A) or Dis- posed of (D) (Instr. 3, 4 and 5)		6. Date Exer- cisable and Expiration Date (Month/Day/ Year)		7. Title and Amount of Underlying Securities (Instr. 3 and 4)		8. Price of Deriv- ative Secur- ity (Instr. 5)	9. Number of deriv- ative Secur- ities Bene- ficially Owned Follow- ing Reported Trans- action(s) (Instr. 4)	10. Owner- ship Form of Deri- vative Security: Direct (D) or Indirect (I) (Instr. 4)	11. Nature of Indirect Benefi- cial Owner- ship (Instr. 4)
				Code	V	(A)	(D)	Date Exer- cisable	Expira- tion Date	Title	Amount or Number of Shares
Option**	$7.05							01/18/00	01/18/04	$.01 PV Com Stk	16,500		16,500	D
Option**	$7.05							01/18/00	01/18/04	$.01 PV Cl B Stk	6,187		6,187	D
Option**	$8.40							01/18/01	01/18/05	$.01 PV Com Stk	15,300		15,300	D
Option**	$8.40							01/18/01	01/18/05	$.01 PV Cl B Stk	5,737		5,737	D
Option**	$16.76							04/26/02	04/26/06	$.01 PV Com Stk	11,960		11,960	D
Option**	$16.76							04/26/02	04/26/06	$.01 PV Cl B Stk	2,990		2,990	D
Option**	$15.24							04/26/02	04/26/06	$.01 PV Com Stk	2,240		2,240	D
Option**	$15.24							04/26/02	04/26/06	$.01 PV Cl B Stk	560		560	D
Option**	$12.87							01/25/03	01/25/07	$.01 PV Com Stk	11,927		11,927	D
Option**	$11.70							01/25/03	01/25/07	$.01 PV Com Stk	3,973		3,973	D
Option**	$6.62	01/24/03		A	V	45,000		07/24/03	01/24/13	$.01 PV Com Stk	45,000		45,000	D
Explanation of Responses:
*Mr. Keane disclaims any beneficial interest in the shares held by his wife. **Options granted pursuant to Stock Option Plan
		/s/ C. Anthony Rider, as Power of Attorney for KEVIN T. KEANE	January 27, 2003

**	Intentional misstatements or omissions of facts constitute Federal Criminal Violations.	**Signature of Reporting Person	Date
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
C. Anthony Rider, as Power of Attorney for KEVIN T. KEANE
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